Exhibit (13)(e)(1)

TCW Investment Management Company

865 South Figueroa Street

Los Angeles, CA 90017

July 11, 2008

The Board of Directors of TCW Funds, Inc.

TCW Funds, Inc.

865 South Figueroa Street

Los Angeles, CA 90017

Re:	TCW Focused Equities Fund, Class I Expense Limitation

Gentlemen:

TCW Investment Management Company (the “Advisor”) herewith undertakes to reimburse fund expenses for the TCW Focused Equities Fund, Class I (the “Class”) to the extent necessary to maintain the net expenses of the Class to 0.82% for the one year period from the date of completion of the reorganization of the TCW Equities Fund into the TCW Focused Equities Fund.

The Advisor will not seek reimbursement for any fees waived and/or expenses assumed pursuant to this letter.

The Advisor understands and intends that the Series will rely on this Undertaking (1) in preparing and filing an Pre-Effective Amendment to the Registration Statement on Form N-14 with the Securities and Exchange Commission, (2) in accruing the Series’ expenses for purposes of calculating its net asset value per share and (3) for certain other purposes and expressly permits the Series to do so.

Very truly yours,

TCW Investment Management Company

By:	/s/ Philip K. Holl
Name:	Philip K. Holl
Title:	Secretary